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                                                                      Exhibit 21


                          LIST OF SUBSIDIARIES OF REGISTRANT


                   Altris Group, Ltd.

                   Altris Software Enterprises, Ltd

                   Trimco International, Ltd

                   Altris International, Ltd

                   Imagen Enterprises Ltd

                   Altris Software (Florida), Inc.

                   Micro Synergy Associates, Inc., a Florida corporation

                   Trimco Document Management, Inc.

                   Optigraphics Corporation, a California corporation

                   Optigraphics International Corporation, a California corporation (a subsidiary of Optigraphics Corporation)

                   Alphamation Incorporated, a California corporation


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